Exhibit 99.1

Avalon GloboCare’s Chairman Converts Debt
into Common Stock at 45% Premium to Market

Avalon’s Chairman converts $3.0 million of debt into common stock at $1.25 per share showing continued confidence and support of the business

FREEHOLD, N.J., December 21, 2021 (GLOBE NEWSWIRE) -- Avalon GloboCare Corp. (NASDAQ: AVCO) (Avalon or The Company), a clinical-stage global developer of cell-based technologies and therapeutics, today announced the Company’s Chairman, Daniel Lu, has converted $3.0 million of debt owed to him under the Line of Credit into 2.4 million shares of the Company’s common stock at $1.25 per share. The conversion price represents a 45% premium to yesterday’s closing price.

“We are grateful for our Chairman’s continued support and tremendous confidence in the outlook for the business, as illustrated by his willingness to convert his loan at a significant premium to market, thereby further strengthening our balance sheet,” said David Jin, M.D., Ph.D., President and Chief Executive Officer of Avalon. “We continue to make rapid progress advancing our immune effector cell therapies, including CAR-T and CAR-NK, our S-layer coated emulsome technology (SLET), our exosome-based regenerative therapeutics (ACTEX™), as well as our liquid biopsy diagnostic and drug delivery platforms. Importantly, we look forward to reporting a number of important milestones that we believe will drive significant shareholder value heading into the new year.”

About Avalon GloboCare Corp.

Avalon GloboCare Corp. (NASDAQ: AVCO) is a clinical-stage, vertically integrated, leading CellTech bio-developer dedicated to advancing and empowering innovative, transformative immune effector cell therapy, exosome technology, as well as COVID-19 related diagnostics and therapeutics. Avalon also provides strategic advisory and outsourcing services to facilitate and enhance its clients’ growth and development, as well as competitiveness in healthcare and CellTech industry markets. Through its subsidiary structure with unique integration of verticals from innovative R&D to automated bioproduction and accelerated clinical development, Avalon is establishing a leading role in the fields of cellular immunotherapy (including CAR-T/NK), exosome technology (ACTEX™), and regenerative therapeutics. For more information about Avalon GloboCare, please visit www.avalon-globocare.com.

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Forward-Looking Statements

Certain statements contained in this press release may constitute “forward-looking statements.” Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov). In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release.

Contact Information:

Avalon GloboCare Corp.

4400 Route 9, Suite 3100

Freehold, NJ 07728

PR@Avalon-GloboCare.com

Investor Relations:

Crescendo Communications, LLC

Tel: (212) 671-1020 Ext. 304

avco@crescendo-ir.com